Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Subsidiaries(1)	Incorporation
2704026 Ontario Ltd	Ontario
All-Wall Equipment Company Inc	Washington
Ames Tools Canada Corporation	New Brunswick
Ames Tools Corporation	Delaware
Canada Gypsum Management and Supply, Inc.	British Columbia
Capitol Building Supply, Inc.	Virginia
Capitol Materials, Incorporated	Georgia
Cherokee Building Materials, Inc.	Oklahoma
Chicago Gypsum Supply, Inc.	Georgia
Cowtown Materials, Inc.	Texas
D.L. Building Materials Inc.	Canada
Empire Construction Supply, Inc.	Georgia
GMS Canada Lumber Corp.	British Columbia
GMS Southeast, Inc.	Florida
GMS Strategic Solutions, Inc.	Georgia
GTS Drywall Supply Company	Washington
GYP Canada Finance LP	Ontario
GYP Canada Holdings I ULC	British Columbia
GYP Canada Holdings III Corp.	British Columbia
GYP Holdings II Corp.	Delaware
GYP Holdings III Corp.	Delaware
GYP Holdings IV Corp.	Delaware
GYP Holdings V Corp.	Delaware
GYP Holdings IV (Barbados) SRL	Barbados
Gypsum Management and Supply, Inc.	Georgia
Gypsum Supply Installed Insulation, LLC	Georgia
Laminated Glass Technologies, Inc.	Ontario
Missouri Drywall Supply, Inc.	Missouri
Pacific Gypsum Supply, Inc.	Georgia
PGS-Westside I, Inc.	Georgia
PGS-Westside II, Inc.	Georgia
Pioneer Materials West, Inc.	Colorado
Right-Fit Foam Insulation Ltd.	Ontario
Sun Valley Interior Supply, Inc.	Georgia
Tamarack Materials, Inc.	Minnesota
Titan GMS GP Inc.	British Columbia
Titan GMS Limited Partnership	Manitoba
Tool Source Warehouse, Inc.	Georgia
Tucker Acoustical Products, Inc.	Georgia
WSB Titan Inc.	Canada

Yvon Building Supply, Inc.	Ontario
Yvon Insulation Corporation	Ontario
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(1)This list is as of April 30, 2025.